Renhuang Reports Record Fiscal 2009 Results; Resumes Compliance With SEC Filing Requirements

HARBIN, China, Feb. 8 /PRNewswire-Asia-FirstCall/ -- Renhuang Pharmaceuticals, Inc. (Pink Sheet: RHGP) ("Renhuang" or the "Company"), a developer, manufacturer and distributor of botanical products, bio-pharmaceuticals and traditional Chinese medicines ("TCM"), announced today that it has filed its annual report on Form 10-K for the fiscal year ended October 31, 2009 on time. In addition, the Company has filed all required quarterly and annual reports and is in compliance again with SEC filing requirements. Renhuang is committed to maintaining its current filer status and to providing investor transparency. The Company expects to report financial results for the first quarter ended January 31, 2010 on or before the filing deadline of March 17.

Renhuang filed its annual report on Form 10-K for the fiscal year ended October 31, 2009 on January 29, 2010. For the full fiscal year 2009, net sales were a record $43.4 million, as compared to $34.5 million for fiscal year 2008. Net income for 2009 was a record $14.8 million, or $0.41 per diluted share, as compared to net income of $10.3 million, or $0.29 per diluted share, for the same period in 2008.

"Regaining our ability to fulfill our filing requirements was an important milestone for Renhuang and demonstrated the Company's commitment to improving our corporate governance," said Mr. Shaoming Li, Renhuang's Chairman and CEO. "I am very proud of our record performance in fiscal 2009 while building momentum for fiscal 2010 and beyond. I look forward to updating the investment community on our growth progress, including plans to upgrade to a senior stock exchange."

About Renhuang Pharmaceuticals, Inc.

Renhuang Pharmaceuticals, Inc. is engaged in the research, development, manufacturing, and distribution of botanical products, bio-pharmaceutical products, and traditional Chinese medicines ("TCM"), in the People's Republic of China. All of the Company's products are produced at its three GMP-certified production facilities in Ah City, Dongfanghong and Qingyang. The Company distributes its botanical anti-depression and nerve-regulation products, biopharmaceutical products, and botanical antibiotic and OTC TCMs through its network of over 3,000 distributors and over 70 sales centers across 24 provinces in China. For more information, please visit the company's website (http://www.renhuang.com ).

Safe Harbor Statement

This press release contains certain statements that may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's beliefs, assumptions and expectations of the Company's future operations and economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known that may cause actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition expressed or implied in any forward-looking statements. These forward-looking statements are based on current plans and expectations and are subject to a number of uncertainties including, but not limited to, the Company's ability to list its shares on a senior stock exchange, ability to manage expansion of its operations effectively, competition in the marketing and sales of its products, and other factors detailed in the Company's annual report on Form 10-K and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.